Exhibit 99.1

AGREEMENT

This Agreement (the “Agreement”), dated as of March 11, 2016, is by and among each of the persons and entities listed on Schedule A hereto (collectively, the “Okumus Group”) and Ascent Capital Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Okumus Group is the beneficial owner, in the aggregate, of 1,289,727 shares (the “Current Okumus Share Amount”) of the Company’s Series A common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Company and the Okumus Group have determined to come to an agreement to cooperate in good faith with respect to the appointment of a New Director (as defined below) to the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Board Representation; Board Matters

a.  The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Rana Kashyap (the “New Director”) as a Class III director to fill the existing vacancy on the Board for a term to expire at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

b.  The Company agrees that if the New Director is unable or unwilling to serve as a director, resigns as a director for any good reason or is removed as a director (other than for cause) prior to the expiration of the Standstill Period, and at such time the Okumus Group beneficially owns in the aggregate at least seven and one-half percent (7.5%) of the Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Okumus Group shall be entitled to recommend a substitute person(s) (each, a “Substitute Designee”), who will (i) have relevant industry experience, (ii) be reasonably acceptable to the Company and (iii) be independent of each of the Company and the Okumus Group and its Affiliates and Associates, including qualifying as an independent director under Rule 5605 of the Nasdaq Listing Rules, for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee”).  The Nominating Committee, in good faith and consistent with its fiduciary duties, shall consider such candidate within fifteen (15) business days after a completed D&O Questionnaire has been received by the Nominating Committee, and subject to the Nominating Committee’s approval, which approval shall not be unreasonably withheld, the Board shall appoint such candidate approved by the Nominating Committee (whose approval and appointment shall not be unreasonably withheld) within five (5) business days.  In the event the Nominating Committee shall decline to recommend any candidate recommended by the Okumus Group, the Okumus Group may propose one or more replacement designees, subject to the above criteria.

c.  The Company and the New Director (or any Substitute Designee) shall make all necessary filings required in connection with the appointment of the New Director (or any Substitute Designee) with any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company.  Prior to being nominated or appointed, the New Director (or Substitute Designee) shall (i) have accurately completed the form of questionnaire provided by the Company for its use in connection with his or her nomination or appointment to the Board and preparation of the Company’s proxy statement and other reports filed with the SEC, (ii) consent to, and undergo a background check, the results of which shall be reasonably acceptable to the Company, and (iii) execute and deliver to the Company such agreements and other documents as the Company customarily requires from new nominees for directorships.

d.  The Company agrees that the Board shall give the New Director the same due consideration for membership on any committees of the Board as given to any other independent director.

e.  The Okumus Group shall promptly provide to the Company any information regarding the New Director (or any Substitute Designee) reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC or any other governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries.

f.  The Okumus Group will cause the New Director to waive any compensation from the Company for service as a member of the Board or as a member of any committee of the Board.

2.	Standstill Provisions.

From the date hereof and continuing until this Agreement is terminated upon the expiration of the Standstill Period in accordance with Section 9, the Okumus Group shall not, and shall cause its Affiliates and Associates (collectively, the “Okumus Affiliates”) not to, directly or indirectly, in any manner:

a.  acquire, agree or seek to acquire, or make any proposal or offer to acquire, or announce any intention to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise (but excluding any action by the Company such as a stock dividend), including by operation of law and including the acquisition of the right to vote or direct the voting of any Voting Securities, beneficial ownership of Voting Securities of the Company, if after giving effect to such acquisition, the Okumus Group and the Okumus Affiliates collectively would beneficially own or control any shares of Common Stock in excess of the Current Okumus Share Amount or any other Voting Securities; provided that, for purposes of the foregoing, any derivative, hedging or similar agreement or arrangement that has the effect of decreasing the voting power or economic interest of the members of the Okumus Group or any Okumus Affiliate in the Company’s Voting Securities shall not be given effect, so that the shares that are the subject of such derivative, hedging or similar agreement or arrangement shall be deemed to be beneficially owned by the Okumus Group or the applicable Okumus Affiliate for purposes of this Section 2(a);

b.  solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any non-binding referendum with respect to the Company, or become a participant in, or seek to advise, encourage, support or influence any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

c.  advise, encourage, support or influence any person with respect to the voting or disposition of any Voting Securities, or seek to do so;

d.  form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities (other than a “group” that includes all or some of the entities or persons identified on Schedule A, but does not include any other entities not identified on Schedule A as of the date hereof; provided, however, that an Affiliate of the Okumus Group may join such “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement), or otherwise advise, encourage, support, influence or participate in any effort by a third party with respect to the matters set forth in clauses (i) and (ii) above, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect or grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders), other than, in each case, solely with other members of the Okumus Group;

e.  seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, make a request for a list of the holders of any of the Voting Securities, or seek election to the Board, seek to place a representative or other nominee on the Board (except as specifically contemplated in Section 1 above) or seek the removal of any director from the Board or a change in the size or composition of the Board, or otherwise, acting alone or in concert with others, seek to control or influence the management, strategies, governance or policies of the Company; provided, however, that nothing in this Agreement shall prevent the Okumus Group or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2017 Annual Meeting so long as such actions do not create a public disclosure obligation for the Okumus Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Okumus Group’s normal practices in the circumstances; provided, further, that nothing in this Agreement shall prevent the New Director, solely in his capacity as such, from privately discussing his views regarding the Company with the Company, the Board or the Okumus Group.

f.  solicit, effect, consummate or seek to effect, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect, consummate or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company, any of its subsidiaries, or any of its Affiliates or Associates, or any material portion of its or their assets or businesses; provided, that if a third party (not a party to this Agreement or an Affiliate or Associate of any party to this Agreement) commences a tender offer or exchange offer for all of the outstanding Voting Securities of the Company that is recommended by the Board in its Recommendation Statement on Schedule 14D-9, then the Okumus Group may request that the Board waive the restrictions in this clause (f) solely in order to permit the Okumus Group to tender or exchange its Voting Securities in such tender offer or exchange offer;

g.  institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its Affiliates or Associates or any of their respective current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

h.  make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) could reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Company), (A) in support of any solicitation described in clause (e) above or (B) disparaging or negatively commenting upon the Company or any of its Affiliates or Associates or any of their respective officers or directors, including the Company’s corporate strategy, business, corporate activities, Board or management;

i.  except as set forth below, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

j.  seek, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

k.  make any demands for books and records and other materials pursuant to Section 220 of the Delaware General Corporation Law or pursue any litigation related thereto against the Company, or to encourage, assist or cooperate with any third party with respect to any such demand(s) or litigation;

l.  take any action which could cause or require the Company or any Affiliate or Associate of the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 2, or make or seek permission to make any public announcement with respect to any of the foregoing; or

m.  enter into, or have, any discussions, negotiations, agreements, arrangements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Nothing in Section 2 shall be deemed to limit the exercise in good faith by the New Director of his fiduciary duties solely in his capacity as a director of the Company.

As used herein, the terms “solicit” and “solicitation” shall have the meanings set forth in Regulation 14A under the Exchange Act.

3.	Voting.

a.  During the term of this Agreement, the Okumus Group shall cause all Voting Securities beneficially owned, directly or indirectly, by the Okumus Group or any Okumus Affiliate as of the record date for any meeting of the Company’s stockholders, or as to which the Okumus Group or the Okumus Affiliates have the right to vote at any meeting of the Company’s stockholders, to be present, in person or by proxy, for quorum purposes and to be voted, at any such meeting of the Company’s stockholders or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting, and (iii) in accordance with the Board’s recommendation with respect to all other matters; provided, however, that the Okumus Group may vote, or cause to be voted, all Voting Securities beneficially owned, directly or indirectly, by the Okumus Group or any Okumus Affiliate in its sole discretion on any matter presented to the Company’s stockholders with respect to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company; provided, further, that nothing herein shall limit the ability of the Okumus Group to announce its views and its vote on any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company, so long as such announcement is limited to the merits of any such matter and does not disparage the Company’s directors or officers in connection with such matter, including the decision to pursue, approve or propose such matter.

b.  Each member of the Okumus Group agrees that it shall not, and it shall not permit any of its Affiliates and Associates to, directly or indirectly, take any action inconsistent with this Section 3.

4.	Public Announcement and SEC Filing.

The Company and the Okumus Group shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached as Exhibit A hereto as soon as practicable on or after the date of this Agreement (the “Press Release”). The Okumus Group shall promptly, but in no case prior to the date of the filing or other public release of the Press Release by the Company, prepare and file an amendment (the “13D Amendment”) to the Okumus Group’s Schedule 13D with respect to the Company filed with the SEC on December 2, 2015, as subsequently amended on February 16, 2016, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. The Okumus Group shall provide the Company with a reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company. The Okumus Group shall not, and shall cause each Okumus Affiliate not to, (i) issue a press release (other than the Press Release) in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement with respect to this Agreement or the actions contemplated hereby (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange). During the Standstill Period, neither the Company nor the Okumus Group nor the New Director (or any Substitute Designee) shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

5.	Representations and Warranties.

a.  The Company hereby represents and warrants to the Okumus Group that (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, (iii) this Agreement and the performance by the Company of its obligations hereunder do not require the approval of the stockholders of the Company and (iv) this Agreement and the performance by the Company of its obligations hereunder do not and will not violate any law, any order of any court of competent jurisdiction or other agency of the government, the certificate of incorporation or the bylaws of the Company or any applicable rule or regulation of the NASDAQ Stock Market, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

b.  Each member of the Okumus Group hereby jointly and severally represents and warrants to the Company that (i) it has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement and the performance by such person of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by it and is a valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, (iii) this Agreement and the performance by such person of its obligations hereunder do not require the approval of any owner or holder of any equity interest of such person, as applicable, and (iv) this Agreement and the performance by such person of its obligations hereunder do not and will not violate any law, any order of any court of competent jurisdiction or other agency of the government, the charter or other organizational documents of such person, as applicable, or any provision of any agreement or other instrument to which such person or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or other instrument.  Each member of the Okumus Group hereby jointly and severally represents and warrants that such person, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

c.  Each member of the Okumus Group hereby jointly and severally represents and warrants to the Company that, as of the date hereof, (i) the members of the Okumus Group collectively beneficially own an aggregate number of shares of Common Stock equal to the Current Okumus Share Amount, (ii) the Okumus Group collectively beneficially owns an aggregate Net Long Position in an aggregate number of shares of Common Stock equal to the Current Okumus Share Amount, (iii) none of the members of the Okumus Group or the Okumus Affiliates have, or have the right to acquire, any interest in any other shares of Common Stock or other Voting Securities, (iv) it has not formed, nor is a member of, any group with any other person (other than the members of the Okumus Group) and does not act in concert with any other person, (v) it has not, directly or indirectly, compensated or agreed to compensate the New Director (or any Substitute Designee) for his service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities, and (vi) it is not engaged in any discussions or negotiations and does not have any agreements, arrangements or understandings, whether or not legally enforceable, concerning the acquisition of beneficial ownership of or any economic interest in any shares of Common Stock or other Voting Securities, nor does it have any actual knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by such member of the Okumus Group would violate any of the terms of this Agreement.

6.	Mutual Non-Disparagement.

During the term of this Agreement, each party hereto shall not, and shall not permit any of its Affiliates or Associates to, publicly disparage or criticize the other parties hereto, its business or any current or former directors, officers or employees of the other parties hereto, as applicable.

7.	No Litigation.

During the term of this Agreement, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates or Associates to, directly or indirectly, alone or in concert with others, pursue, or assist any other person to initiate or pursue, any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against any other party hereto or any of its respective Affiliates or Associates, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement or the Confidentiality Agreement, as amended hereby; provided, however, that the foregoing shall not prevent any party or any of its Affiliates or Associates from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Affiliates or Associates; provided, further, that in the event any party or any of its Affiliates or Associates receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other parties hereto.

8.	Confidentiality.

Concurrently with the execution of this Agreement, paragraph 14 of the Confidentiality Agreement shall be deemed to be amended such that the obligations thereunder will terminate on the second (2nd) anniversary of the date hereof.

9.	Termination.

This Agreement and all covenants and agreements contained herein shall terminate on the date that is the earlier of (i) five (5) business days prior to the end of the last day that stockholders of the Company may timely notify the Company of a nomination or proposal to be properly brought before the 2017 Annual Meeting pursuant to the Company’s Bylaws or (ii) the date that is ninety-five (95) days prior to the first anniversary of the 2016 annual meeting of stockholders (the “Standstill Period”).  Such termination shall not relieve any party hereto from any liability for a breach of this Agreement prior to such termination.  Notwithstanding the foregoing, the Confidentiality Agreement, as amended by Section 8 hereof, shall survive for the term thereof, and Section 10 and Section 11 of this Agreement shall survive indefinitely.

10.	Certain Defined Terms.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.  For the avoidance of doubt, the New Director will be treated for all purposes as an Associate of the Okumus Group.

“Beneficial owner”, “beneficial ownership”, “beneficially own” and terms of like import shall have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 11, 2016, between the Company and Okumus Fund Management Ltd.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Legal Requirement” means any law, regulation or rules of any applicable stock exchange.

“Net Long Position” shall have the meaning set forth in Rule 14e-4 promulgated by the SEC under the Exchange Act.

“SEC” shall mean the Securities and Exchange Commission.

“Voting Securities” shall mean all shares of Common Stock, all shares of the Company’s Series B common stock, par value $0.01 per share (“Series B Common Stock”), and any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, shares of Common Stock, Series B Common Stock or such other securities.

11.	Miscellaneous.

a.  Remedies; Submission to Jurisdiction; Governing Law.

Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates and Associates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to specific performance hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity.  Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to any dispute between or among the parties hereto that arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action against the other parties relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) irrevocably waives the right to trial by jury, (v) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief and (vi) irrevocably consents to service of process by notice delivered in accordance with Section 11(c) or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  Nothing in this Section 11(a) shall prevent any of the parties hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including any federal, state or other governmental proceeding of any kind, against any of them.  The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

b.  Entire Agreement; Amendment and Waiver.

This Agreement and the Confidentiality Agreement, as amended hereby, contain the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by an authorized representative of each of the parties.  No failure or delay on the part of any party hereto to exercise any right, power or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of a right, power or remedy hereunder or thereunder by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver of the terms and conditions set forth herein or therein must be agreed to in a writing signed by each party hereto.

c.  Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by facsimile or, as the case may be, by electronic mail, when such facsimile or electronic mail is transmitted to the facsimile number or email address set forth below and the appropriate confirmation is received (provided that a copy of such notice, consent, request, instruction, approval or other communication is also delivered by overnight courier or certified mail within two (2) business days after such facsimile or electronic transmission) or (ii) if given by overnight courier or certified mail, when actually received during normal business hours at the address specified below:

if to the Company:

Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attention: William E. Niles, Executive Vice President & General Counsel
Fax: 303-352-2039
Email: wniles@ascentcapitalgroupinc.com

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Renee L. Wilm, Esq.
Fax: 212-259-2503
Email: renee.wilm@bakerbotts.com

If to any member of the Okumus Group:

Okumus Fund Management Ltd.
767 Third Avenue, 35th Floor
New York, New York 10017
Attention:  Ahmet H. Okumus
Fax: 212-201-2660
Email: ahmet@okumusfundmgmt.com

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Andrew Freedman, Esq.
Fax: 212-451-2222
Email:  afreedman@olshanlaw.com

d.  Expenses.

Each party hereto shall be responsible for its own fees and expenses (including legal expenses) incurred in connection with the negotiation, execution and effectuation of this Agreement, the filing of a Schedule 13D amendment by the Okumus Group in connection with this Agreement and the transactions contemplated hereby.

e.  Attorneys’ Fees.

In the event any party hereto shall fail to perform any of its material obligations under this Agreement and another party hereto shall bring suit, and establish, in a court of proper jurisdiction under this Section 11 (after all appeals) that the actions of such alleged breaching party giving rise to such breach were undertaken with the actual intent and actual purpose of materially breaching this Agreement, then all reasonable third party out-of pocket fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, that may be incurred by the prevailing party in enforcing this Agreement as relates to such material breach shall be paid by the materially breaching party; provided that prior to initiating such suit, the claiming party shall give the other parties hereto written notice of the claimed breach and five (5) days from receipt of such notice to cure any claimed breach.

f.  Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.  The parties hereto shall use their best efforts to agree upon and substitute a valid and enforceable term, provision or covenant for any such provision that is held to be illegal, void or unenforceable by a court of competent jurisdiction.

g.  Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

h.  Successors and Assigns.

The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise.

i.  No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

j.  Interpretation and Construction.

Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The term “including” shall in all instances be deemed to mean “including without limitation”.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

ASCENT CAPITAL GROUP, INC.
by
/s/ William Niles
Name: William Niles
Title: EVP/GC

OKUMUS FUND MANAGEMENT LTD.
by
/s/ Ahmet H. Okumus
Name: Ahmet H. Okumus
Title: President

OKUMUS OPPORTUNISTIC VALUE FUND, LTD.
by
/s/ Ahmet H. Okumus
Name: Ahmet H. Okumus
Title: Director

AHMET H. OKUMUS

/s/ Ahmet H. Okumus

[Signature Page to Agreement]

Schedule A

Okumus Fund Management Ltd.

Okumus Opportunistic Value Fund, Ltd.

Ahmet H. Okumus

Exhibit A

PRESS RELEASE

ASCENT ADDS NEW INDEPENDENT DIRECTOR AND ENTERS INTO AGREEMENT WITH OKUMUS FUND MANAGEMENT

ENGLEWOOD, Colo., March 11, 2016 – Ascent Capital Group, Inc. (“Ascent” or the “Company”) (ASCMA) today announced that the Company plans to appoint Rana Kashyap of Okumus Fund Management (together with certain related parties, “Okumus”) to its Board of Directors as a Class III director.

In connection with today’s announcement, Ascent has also entered into an agreement with Okumus. As part of the agreement, Okumus has committed to abide by certain customary standstill and voting provisions for one year, including voting in favor of the nominees to be recommended by Ascent’s Board of Directors at Ascent’s 2016 Annual Meeting of Stockholders.

Ascent Chairman and Chief Executive Officer Bill Fitzgerald noted, “We are pleased to have reached a constructive and collaborative agreement with Okumus, which we believe will benefit all Ascent investors moving forward.”

Mr. Kashyap stated, “I am pleased to join the Ascent Board and look forward to working together with the Board and management team to help Ascent deliver value for all shareholders.”

Okumus Fund Management is an SEC-registered investment advisor to private investment funds. Mr. Kashyap is a Managing Director at Okumus and focuses on the firm’s investment practice in middle-market recurring revenue businesses. He holds an AB in Economics from Georgetown University and a MBA from Harvard Business School. Mr. Kashyap’s term as Director will expire at the Company’s 2017 Annual Meeting of Stockholders.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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